Exhibit 10.2

[General Form of RSU Grant (Deferred) to Non-Employee Directors after July 15, 2022]

RESTRICTED STOCK UNIT AWARD AGREEMENT (DEFERRED)

FOR NON-EMPLOYEE DIRECTORS

UNDER THE WISDOMTREE INVESTMENTS, INC.

2022 EQUITY PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to WisdomTree Investments, Inc. 2022 Equity Plan, as amended through the date hereof (the “Plan”), WisdomTree Investments, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the grantee, a non-employee member of the Board of Directors of the Company (the “Board”), named above (the “Grantee”). Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”), of the Company. Reference is also made to the WisdomTree Investments, Inc. Non-Employee Directors’ Deferred Compensation Program (the “Program”).

1.             Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan, this Agreement and the Program.

2.             Vesting of Restricted Stock Units. All of the Restricted Stock Units shall vest on the first anniversary of the Grant Date (such date, the “Vesting Date”), provided that the Grantee is serving as a member of the Board on the Vesting Date. Notwithstanding the foregoing, in the event of a Sale Event (as defined in the Plan) while the Grantee is serving as a member of the Board, the vesting of 100% of the Restricted Stock Units shall accelerate and all Restricted Stock Units shall be vested simultaneously with such Sale Event. Subject to the terms of the Plan and the Program, the Committee may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.             Issuance of Shares of Stock. As soon as practicable following the Settlement Date (defined below) (but in no event later than the later of the last day of the calendar year in which such event occurs or two and one-half months after the Settlement Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units granted pursuant to this Agreement and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. For purposes of this Agreement, “Settlement Date” means the date that is specified in the election form completed by the Grantee pursuant to the Program.

4.             Incorporation of Plan and the Program. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan and the Program, whether or not stated herein, including the powers of the Administrator set forth in Section 2(b) of the Plan. In the event of a conflict between the provisions of the Plan, the Program and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling, followed by the Program and then this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan and the Program, as applicable, unless a different meaning is specified herein.

5.             Section 409A of the Code. This Agreement is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. If the Grantee is a specified employee (as defined in Section 409A) at the time of his or her separation from service and the Restricted Stock Units are settled on account of such separation from service, then the settlement shall be delayed for six months or until the Grantee’s death, if earlier, to the extent required to avoid adverse taxation under Section 409A.

6.             No Obligation to Continue as a Director. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a member of the Board.

7.             Discretionary Nature of Plan and Program. Each of the Plan and the Program is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion, in accordance with the terms of the Plan and the Program, respectively. The grant of the Award in this Agreement does not create any contractual right or other right to receive any other awards in the future. Future awards, if any, will be at the sole discretion of the Company.

8.             Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.             Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.           Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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WISDOMTREE INVESTMENTS, INC.

By:
Jonathan L. Steinberg
Chief Executive Officer

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to, by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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